UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2007

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	0-30877	77-0481679
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(Address of principal executive offices)

(441) 296-6395

(Registrant’s telephone number,

including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 11, 2007, Douglas R. King, a member of the Board of Directors (the “Board”) of Marvell Technology Group Ltd. (the “Company”) notified the Company that he would not stand for re-election at the Company’s next annual general meeting of shareholders, when his term as a member of the Board will expire.  Mr. King is currently Chairman of the Audit Committee and a member of the Executive Compensation Committee and Implementation Committee of the Board.  Mr. King has advised the Company that his decision not to stand for re-election was due to personal considerations.

On July 13, 2007, the Board appointed Michael Rashkin, age 62, as Interim Chief Financial Officer of the Company.  Mr. Rashkin served as the Director of Taxes and Tax Counsel of the Company’s subsidiary, Marvell Semiconductor, Inc. (“MSI”), from 1999 until 2000 and Director of Taxes and General Tax Counsel of MSI from 2000 until 2005, when he became MSI’s Vice President and General Tax Counsel.  In 2007, Mr. Rashkin was appointed Special Assistant to the CEO and Vice President of Strategic Development of MSI.  Mr. Rashkin holds an LL.M. from the New York University Graduate School of Law, a J.D. from St. John’s University School of Law and a B.S. from Brooklyn College, City University of New York.  Mr. Rashkin is members of the California and New York bars.

On July 17, 2007, the Company issued a press release announcing the appointment of Mr. Rashkin, a copy of which is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

99.1         Press Release dated July 17, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 17, 2007

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Sehat Sutardja, Ph.D.
Sehat Sutardja, Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 17, 2007.